Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT: Randy Lieble (715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2013 SALES AND EARNINGS

Eau Claire, Wisconsin (April 26, 2013) -- National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2013 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “first quarter 2013 sales declined from those secured in first quarter 2012 largely due to year-to-year differences in the timing of the Defense segment’s 40MM ammunition shipments, and the expected drop in comparative Absorbent Product segment shipments resulting from the continued reduction of shipments to the segment’s major customer, which is producing much of its own product. Defense segment net shipments were down 21.6%, while Absorbent Product shipments were off 13.6%. The Housewares segment was up nominally. Comparative first quarter operating earnings also declined, chiefly as a result of the Defense segment’s shipment timing differences referenced above. Those differences along with a less favorable product mix, resulted in a 34.4% reduction in the segment’s operating earnings. Higher product and logistics costs caused the Housewares/Small Appliance earnings to decline by 10.2%. As a result of an insurance settlement, absorbent products segment operating earnings increased by 6.6%. Decreased yields from the company’s portfolio also had a negative, comparative impact on earnings.”

The Housewares/Small Appliance segment introduced at the March 2013 International Housewares Show a variety of new products as part of its differentiation strategy. Those products included a box pizza oven, an immersion deep fryer, a microwave popper and several hot air poppers. In keeping with the continued popularity of popcorn (a low budget, healthy treat), it unveiled the Orville Redenbacher® by Presto® Caramel Corn Maker. The new popper not only produces classic popcorn, but also flavored gourmet shop popcorn. With the new popper, the user can make delicious caramel, cheese, and kettle popcorn at home at savings of up to 90% over gourmet shops. The new popper pops the corn, cooks a variety of delicious sauces and provides a means of mixing the corn and sauce quickly, neatly, and conveniently. Once mixed, the flavored gourmet-style corn is ready for eating — no baking is required. The process from beginning to end takes less than fifteen minutes.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	Three Months Ended
	March 31, 2013	April 1, 2012
Net Sales	$83,190,000	$96,773,000
Net Earnings	$6,854,000	$9,344,000
Net Earnings Per Share	$.99	$1.36
Weighted Shares Outstanding	6,906,000	6,885,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.